UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 18, 2014
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

131 S. Clark Drive, Tempe, AZ		85281
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		480 967-5146

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On November 18, 2014, the Compensation and Stock Option Committee (the “Compensation Committee”) of the Board of Directors (the "Board') of Amtech Systems, Inc. (the "Company"), approved a restoration of annual base compensation for its executive officers effective December 1, 2014, as follows: (i) Jong S. Whang, the Company's Chairman of the Board, $400,000 (ii) Fokko Pentinga, the Company's Chief Executive Officer and President, $370,000 (which salary will be paid in Euros based upon the exchange rate in effect as of November 18, 2014); (iii) Bradley C. Anderson, the Company's Executive Vice President-Finance and Chief Financial Officer, $265,000. In addition, the Compensation Committee approved the restoration of car allowances of $18,000 per year for Mr. Whang and $10,000 per year for Mr. Anderson.

On November 18, 2014, the Compensation Committee approved a discretionary bonus of $50,000 each for Messrs. Whang, Pentinga, and Anderson.

On November 19, 2014, upon the recommendation of its Compensation Committee, the Board approved stock option grants for its executives. Mr. Whang received a grant of an option to purchase 50,000 shares of the Company's common stock. Mr. Pentinga received a grant of an option to purchase 50,000 shares of the Company's common stock. Mr. Anderson received a grant of an option to purchase 35,000 shares of the Company's common stock. All options granted have an exercise price of $9.98 (the closing price of the Company's common stock on November 18, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: November 21, 2014	By: /s/ Bradley C. Anderson
Name: Bradley C. Anderson
Title: Executive Vice President & Chief Financial Officer